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                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
   of the Securities Exchange Act of 1934 or Suspension of Duty to File
          Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                        Commission File Number 0-26688


                            UNITED DENTAL CARE, INC.
              (Exact name of registrant as specified in its charter)


                               13601 Preston Road,
                                 Suite 500 East
                               Dallas, Texas 75240
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common Stock, par value $.10 per share
                 (Title of each class of securities covered by this Form)

                                          None
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934 United Dental Care, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 29, 1998                    BY: /s/ DEBORAH J. LONG
      -----------------------------            ------------------------------
                                               Deborah J. Long
                                               Secretary